UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2010

AFFINITY GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-113982	13-3377709
(State of incorporation)	Commission File Number	(IRS Employer
Identification No.)

2575 Vista Del Mar Drive
Ventura, CA 93001	(805) 667-4100
(Address of executive offices)	(Registrant’s telephone
number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instructions A.2. below)

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13d-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                             Other Events.

Affinity Group, Inc. (the “Company”) is a wholly-owned subsidiary of Affinity Group Holding, Inc. (“AGHI”).  AGHI is a holding company and conducts its operations through us and our subsidiaries.  On March 24, 2005, in a private placement, AGHI issued $88.2 million principal amount of our 10-7/8% senior notes due 2012 (the “AGHI Notes”) at a $3.2 million original issue discount.  Interest on the AGHI Notes is payable semi-annually on February 15 and August 15 and the entire principal amount of the AGHI Notes is due in full on February 15, 2012.  As of June 30, 2010, $87.1 million, net of $1.1 million in unamortized original issue discount, remained outstanding on the AGHI Notes.

As of August 16, 2010, AGHI did not have sufficient funds to pay interest on the AGHI Notes then payable ($4.8 million) and such interest payment has not been made.  Under the terms of our senior secured credit facility (the “AGI Senior Credit Facility”), we are not currently able to pay dividends or otherwise provide funds to AGHI to make such interest payment. Although AGHI’s parent company has previously made capital contributions in an amount sufficient to discharge AGHI’s interest obligations, AGHI’s parent has indicated that it is not in a position, at this time, to make a capital contribution in order to fund the interest payable on August 16, 2010.

Under the terms of the AGHI Notes, the Company is afforded a 30-day grace period from the interest payment date before non-payment constitutes an event of default under such notes. AGHI has entered into preliminary discussions with certain institutional holders of the AGHI Notes with a view to avoiding an event of default under the indenture (the “AGHI Indenture”) pursuant to which the AGHI Notes were issued. No assurance can be given as to whether or not arrangements can be made that will avoid the occurrence of such event of default.

If the interest payment is not made by the end of the grace period and no extension or other agreement is reached with the holders of the AGHI Notes, the trustee under the AGI Indenture can declare an event of default and the trustee must declare an event of default if the holders of 25% or more in principal amount of the AGHI Notes request that the trustee declare an event of default.  Our secured debt of AGI, including the AGI Senior Credit Facility and the credit facility for our subsidiary, Camping World, Inc. and its subsidiaries (the “CW Credit Facility”), include cross-default provisions that would result in an event of default under those debt instruments if an event of default occurs under the AGHI Notes.  Upon an event of default, the holders of such debt instruments will be entitled to exercise their respective remedies including, in the case of secured debt, to sell the collateral securing the repayment thereof.  In as much as the indebtedness owned under the AGI Senior Credit Facility and the CW Credit Facility is secured, such debt would be repaid before funds are available to discharge any unsecured or subordinated obligations.  Because AGHI is a holding company, except to the extent that we have priority or equal claims against our subsidiaries as a creditor, AGHI’s obligations under the AGHI Notes are effectively subordinated to the obligations of the Company and our subsidiaries, including our senior subordinated notes and the trade payables and other liabilities of the Company and our subsidiaries.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFINITY GROUP, INC.
(Registrant)

Date: August 16, 2010	/s/ Thomas F. Wolfe
Thomas F. Wolfe
Senior Vice President
and Chief Financial Officer